EXHIBIT 1

                     J. C. NICHOLS COMPANY ANNOUNCES MERGER
                         WITH HIGHWOODS PROPERTIES, INC.


KANSAS CITY, MO - December 23, 1997 -- J. C. Nichols Company today announced it has signed a definitive agreement with Highwoods Properties, Inc., a Raleigh, North Carolina-based real estate investment trust (REIT), for the merger of Nichols into Highwoods.

Under the terms of the definitive agreement, which has been approved by each company's Board of Directors, Highwoods Properties will acquire all of the outstanding shares of J. C. Nichols common stock. J. C. Nichols shareholders may elect to receive 1.84 Highwoods shares or $65 in cash for each share of J.C. Nichols stock they own. Highwoods may limit the amount of its stock issued to all J.C. Nichols shareholders in connection with the transaction to no more than 75% of the total consideration. The cash payment to all J. C. Nichols shareholders can not exceed 40% of the total consideration.

To the extent J. C. Nichols shareholders receive Highwoods stock, they should not have income tax consequences. The exchange ratio is fixed and reflects the average closing price of Highwoods stock over the past 20 trading days. The merger is conditioned upon, among other things, the approval of J. C. Nichols' shareholders and the satisfaction of other customary conditions.

Barrett Brady, president and chief executive officer of J. C. Nichols, said the proposed transaction with Highwoods is expected to close by the beginning of the second quarter of 1998. Following the merger, J. C. Nichols will continue to be headquartered in Kansas City and will operate as a division of Highwoods.

The J. C. Nichols team will continue to operate its portfolio and Brady will head the Nichols division as a Highwoods senior vice president. The Highwoods' Board of Directors will be expanded to include one independent director to be designated by J. C. Nichols.

"The merger is great news for J. C. Nichols, Highwoods and Kansas City," explained Brady. "First and foremost, the proposed transaction represents an excellent value for our shareholders. In addition, the merger places J. C. Nichols in a strong position to achieve its long-term growth plans by giving us access to the financial resources and management expertise of one of the largest and most successful REITs in the country."

"By acquiring J. C. Nichols, Highwoods aligns itself with one of the most respected companies in the regional real estate business, enhancing its strategy for growth through selective acquisitions that supplement its internal expansion plans," added Brady.

"The Kansas City community also benefits from this business combination by retaining J. C. Nichols as an important local employer with a continuing commitment to future local development projects, including the Country Club Plaza redevelopment and expansion," concluded Brady.

The J. C. Nichols Company is Kansas City's premier real estate company. In business since 1905, the company owns or has an interest in 27 office buildings, 33 retail properties, 16 apartment communities and 13 industrial properties in Kansas City with more than 4.3 million square feet of leasable space and 1,816 apartment units. And, through its joint ventures with R&R Investors, J. C. Nichols owns an interest in another 21 office buildings, an apartment community and an industrial property in Des Moines with more than 1.5 million square feet of leasable space and 418 apartment units. In addition, J. C. Nichols owns more than 600 acres of development land in both cities and currently has $62 million of development underway at the Country Club Plaza.

Highwoods is a fully-integrated, self-administered real estate investment trust that provides leasing, management, development, construction and other tenant-related services for its properties and for third parties. It currently owns 505 office, industrial and service center properties encompassing 33.2 million square feet, including 31 development projects encompassing approximately 2.8 million square feet. Highwoods also controls approximately 1050 acres of land for future development. (These portfolio figures do not include the effect of the transactions Highwoods announced today.) Highwoods properties and development land are currently located in Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee and Virginia.

Morgan Stanley & Co. Incorporated acted as financial advisor and provided a fairness opinion to J. C. Nichols. J. P. Morgan & Co. acted as financial advisor and provided a fairness opinion to Highwoods.

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